EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. of our report dual dated June 30, 2008 and September 20, 2008 relating to the financial statements of Stockamp & Associates, Inc., which appears in Exhibit 99.1 of this Current Report on Form 8-K/A.

/s/  Perkins & Company, P.C.
Portland, Oregon
September 23, 2008